INTERIM INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of this 31st day of December, 2005, by and among Old Mutual Capital, Inc. (the “Adviser”), Liberty Ridge Capital, Inc. (the “Sub-Adviser”), and Old Mutual Advisor Funds II, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Liberty Ridge Capital, Inc. (“LRC”) currently provides investment advisory services to the portfolios listed on Schedule A to this Agreement (each a “Fund” and together, the “Funds”) pursuant to that certain investment advisory agreement between the Trust and LRC (the “Prior Advisory Agreement”);

WHEREAS, the Board of Trustees of the Trust, including a majority of the independent trustees, has appointed the Adviser as the new investment adviser to the Funds;

WHEREAS, the Board of Trustees of the Trust, including a majority of the independent trustees, has appointed the Sub-Adviser as the new investment sub-adviser to that portion of the assets of each Fund that are allocated by the Adviser to a designated custodial account established at the Fund’s custodian (each such portion, a “Portfolio”), which may constitute some or all of the assets of a Fund, and the Sub-Adviser is willing to render such investment sub-advisory services to the Portfolios under this Agreement until a new investment advisory agreement and new investment sub-advisory agreement are approved by the shareholders of each Fund as required by Section 15 of the 1940 Act;

WHEREAS, the appointment of the Adviser and the Sub-Adviser will become effective upon the failure to renew, and the resulting termination of, the Prior Advisory Agreement with LRC, which is expected to occur on or about December 31, 2005;

WHEREAS, the termination of the Prior Advisory Agreement will occur prior to the approval of a new investment advisory agreement and a new sub-advisory agreement for the Funds by the shareholders of the Funds; and

WHEREAS, the Fund, the Adviser and the Sub-Adviser desire to comply with the provisions of paragraphs (b)(1) of Rule 15a-4 under the 1940 Act.

NOW, THEREFORE, the parties hereto agree as follows:

1.            (a)         Subject to supervision by the Adviser and the Trust's Board of Trustees, the Sub-Adviser shall manage the investment operations of the Portfolios and the composition of the Portfolios’ investment portfolios, including the purchase, retention and disposition thereof, in accordance with the Funds’ investment objectives, policies and restrictions as stated in each Funds’ Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:

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(1)          The Sub-Adviser shall provide supervision of the Portfolios’ investments and determine from time to time what investments and securities will be purchased, retained or sold by the Portfolios, and what portion of the assets will be invested or held uninvested in cash.

(2)          In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust's Agreement and Declaration of Trust and the Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees and will conform and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.

(3)          The Sub-Adviser shall determine the securities to be purchased or sold by the Portfolios and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in such Funds’ Registration Statement (as defined herein) and Prospectus or as the Board of Trustees or the Adviser may direct from time to time, in conformity with federal securities laws. In providing the Portfolios with the investment supervision, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser's other clients may be a party. It is understood that it is desirable for the Portfolios that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Portfolios than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Portfolios with brokers, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's services to other clients.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolios in question and to such other clients.

(4)          The Sub-Adviser shall maintain all books and records with respect to the Portfolios’ portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Trust's Board of Trustees such periodic and special reports as the Trust's Board of Trustees may reasonably request.

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(5)          The Sub-Adviser shall provide the Funds’ Custodian on each business day with information relating to all transactions concerning the Portfolios’ assets and shall provide the Adviser with such information upon request of the Adviser.

(6)          (a)         The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust.

(b)          Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser's officers or employees. It is understood that the Sub-Adviser may obtain certain administrative services, including, without limitation, services relating to trade reconciliation and the production of client reports, from its parent company in carrying out its obligations under this Agreement.

(c)          The Sub-Adviser shall keep the Portfolios’ books and records required to be maintained by the Sub-Adviser pursuant to paragraph 1(a) of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the other books and records of the Portfolios required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolios are property of the Funds and the Sub-Adviser will surrender promptly to a Fund any of such records upon the Funds’ request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) of this Agreement.

2.            The Adviser shall continue to have responsibility for all services to be provided to the Portfolios pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement.

3.            The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a)          Agreement and Declaration of Trust, as filed with the Secretary of State of Delaware (such Agreement and Declaration of Trust as in effect on the date of this Agreement, and as amended from time to time, are herein called the “Agreement and Declaration of Trust”);

(b)          By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement, and as amended from time to time, are herein called the “By-Laws”);

(c)          Certified resolutions of the Trust's Board of Trustees authorizing the appointment of the Sub-Adviser and approving the form of this Agreement;

(d)          Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) relating to the Funds and shares of the Funds’ beneficial shares, and all amendments thereto;

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(e)          Notification of Registration of the Funds under the 1940 Act on Form N-8A as filed with the Commission, and all amendments thereto; and

(f)	Prospectus of the Funds.

4.            For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolios, the Adviser will pay to the Sub-Adviser as full compensation therefore a fee at an annual rate equal to the percentage of each Portfolio’s average daily net assets listed on Schedule A (net of 50% of any waivers, reimbursement payments, supermarket fees and alliance fees waived, reimbursed or paid by the Adviser in respect of the Portfolio). This fee will be paid to the Sub-Adviser from the Adviser's advisory fee for such Portfolio. Such compensation will be held in interest-bearing escrow accounts for the Portfolio with the Trust’s custodian bank in accordance with a separate Escrow Agreement. If a majority of a Fund’s outstanding voting securities (as defined in the 1940 Act) approve a new contract with the Sub-Adviser by the end of the 150-day period commencing on the Commencement Date (defined below), the amount in the escrow account (including interest earned) will be paid to the Adviser, and the Adviser will pay to the Sub-Adviser the fee specified in Schedule A, upon the date of such approval by each such Fund. If a majority of a Fund’s outstanding voting securities do not approve a contract with the Sub-Adviser by the end of such 150 day period, the Sub-Adviser shall be paid, out of the escrow account, the lesser of: (i) any costs incurred in performing the interim contract (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account (plus interest earned).

To the extent that the Adviser is reimbursed by the Trust for any waived fees or reimbursed expenses pursuant to the terms of a separate expense limitation agreement between the Trust and the Adviser, the Adviser will pay to the Sub-Adviser its pro-rata share of any such reimbursed amount.

5.            The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by a Fund or the Adviser in connection with performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser's part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.

6.            This Agreement shall commence on the date on which the Prior Advisory Agreement is terminated by the failure to renew such agreement or otherwise (the “Commencement Date”) and continue until, the sooner of the date: (i) With respect to a Fund, the date when a new investment advisory agreement with the Adviser and a new investment sub-advisory agreement with the Sub-Adviser are approved by the Trustees and a majority (as defined in the 1940 Act) of a Fund’s outstanding voting securities (as defined in the 1940 Act); or (ii) One hundred and fifty (150) days from the Commencement Date. Once an individual Fund listed on Schedule A hereto receives approval from a majority of the outstanding voting securities as required by section (i) above, that individual Fund will be deemed to have terminated this Agreement and be governed

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by the new investment advisory and sub-advisory agreements. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund (a) at any time without penalty by the Trust upon the vote of a majority of the Trustees or by vote of the majority of the Fund’s outstanding voting securities, upon ten (10) days' written notice to the Adviser or (b) by the Adviser at any time without penalty, upon sixty (60) days' written notice to the Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

7.            Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser's directors, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

8.            During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of a Portfolio, the Trust or the public that refers to the Sub-Adviser or its clients in any way prior to use thereof and not to use material if the Sub-Adviser reasonably objects in writing within five business days (or such other period as may be mutually agreed upon) after receipt thereof. The Sub-Adviser's right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients. The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph. Sales literature may be furnished to the Sub-Adviser by first-class or overnight mail, facsimile transmission equipment or hand delivery.

9.            No Trustee or Shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

10.          No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the vote of the majority of the outstanding voting securities of the Funds.

11.          This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

12.          This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

13.          Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall

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be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14.          Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

4643 South Ulster Street, Suite 600

Denver, CO 80237

To the Sub-Adviser at:

1400 Liberty Ridge Drive
Wayne, PA 19087

To the Trust or a Fund at:

4643 South Ulster Street, Suite 600

Denver, CO 80237

15.          Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

OLD MUTUAL CAPITAL, INC.	OLD MUTUAL ADVISOR FundS II

By: /s/ Mark Black	By: /s/ Mark Black
Name: Mark Black	Name: Mark Black
Title: Chief Financial Officer	Title: Chief Financial Officer

LIBERTY RIDGE CAPITAL, INC.

By: /s/ Stephen M. Wellman
Name: Stephen M. Wellman
Title: President

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SCHEDULE A

INTERIM SUB-ADVISORY AGREEMENT

BETWEEN

OLD MUTUAL ADVISOR FUNDS II

OLD MUTUAL CAPITAL, INC.

AND

LIBERTY RIDGE CAPITAL, INC.

AS OF DECEMBER 31, 2005

PORTFOLIOS AND SUB-ADVISORY FEE

PORTFOLIO	Sub-Advisory Fee Breakpoint Asset Thresholds
	$0 to less than $300 million	$300 million to less than $500 million	$500 million to less than $750 million	$750 million to less than $1.0 billion	$1.0 billion to less than $1.5 billion	$1.5 billion to less than $2.0 billion	$2.0 billion or greater

Old Mutual Liberty Ridge Focused Fund	0.40%	0.35%	0.30%	0.25%	0.20%	0.15%	0.10%

Old Mutual Liberty Ridge Large Cap Fund	0.40%	0.35%	0.30%	0.25%	0.20%	0.15%	0.10%

Old Mutual Liberty Ridge Mid-Cap Fund	0.60%	0.55%	0.50%	0.45%	0.40%	0.35%	0.30%

Old Mutual Small Cap Fund	0.65%	0.60%	0.55%	0.50%	0.45%	0.40%	0.35%

Old Mutual Strategic Small Company Fund	0.60%	0.55%	0.50%	0.45%	0.40%	0.35%	0.30%

Breakpoints will be calculated based on the total assets of each Fund.

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